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                                                                    EXHIBIT 23.2

                               CONSENT OF KPMG LLP

The Board of Directors
Ocular Sciences, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Ocular Sciences, Inc. of our reports dated February 2, 2001, relating to the consolidated balance sheets of Ocular Sciences, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000, annual report on Form 10-K and Form 10-K/A of Ocular Sciences, Inc.

                                            KPMG LLP



San Francisco, California
July 18, 2001